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                                                                    Exhibit 99.3


REPUBLIC INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                                                  200 East Las Olas Boulevard
                                                  Suite 1400
                                                  Fort Lauderdale, Florida 33301
                                                  954-627-6000
                                                  954-524-2372 FAX



FOR IMMEDIATE RELEASE                      CONTACT: GREGORY K. FAIRBANKS
- ---------------------                               (954) 627-6000 - REPUBLIC

                                                    STEVEN R. BERRARD
                                                    (954) 627-5100 - AUTONATION



           REPUBLIC INDUSTRIES, INC. SIGNS DEFINITIVE AGREEMENT WITH
                           AUTONATION INCORPORATED

     Ft. Lauderdale, Florida (May 8, 1996) -- Republic Industries, Inc. (NASDAQ:RWIN) today announced that is has signed a definitive agreement to acquire AutoNation Incorporated. A special committee, composed of disinterested outside members of Republic's Board of Directors, has evaluated the proposed transaction, received a fairness opinion from its financial advisor, Merrill Lynch & Co., and has approved the execution of the definitive agreement and other related documents. The proposed transaction is subject to final approval by the shareholders of Republic, and other customary closing conditions, including regulatory approvals. The definitive agreement will be submitted to Republic shareholders for final approval at a special meeting that is expected to be held in July.

     Upon closing of the transaction, it is expected that Steven R. Berrard, Chief Executive Officer of AutoNation Incorporated, and formerly Chief Executive Officer of Blockbuster Entertainment Group, will be named President and Chief Operating Officer of Republic and will be appointed to Republic's Board of Directors. James M. Moran, founder and Chairman of JM Family Enterprises, Inc., is also expected to be appointed to Republic's Board of Directors. Harris W. "Whit" Hudson. currently President of Republic, is expected to be elevated to the office of Vice Chairman of Republic. Mr. Berrard will continue to serve as CEO of AutoNation and will devote the majority of his time to the development of AutoNation USA's Megastore concept and related businesses; Mr. Hudson will continue to handle his present responsibilities with respect to Republic's existing operations.

     Republic is a diversified services company operating in the solid waste and electronic security services industries.